(VIEWPOINT SYSTEMS LETTERHEAD)



January 12, 1995


Mr. A. David Boomstein
1311 Hiwan Trail
Huntsville, AL 35802


RE: Offer of Employment

Dear David:

         On behalf of Viewpoint Systems,  Inc., a Multimedia Access Corporation,
(MMAC) subsidiary, I am pleased to extend an offer of employment as Vice President of Marketing, to you. The details of the offer are as follows:

          1. Your start date will be contingent upon the terms of your resignation from your current employment but no later than February 1, 1995.

          2. Your base salary will be $5,417 per month, payable bi-monthly on or about the 15th and 30th of each month. This salary will be increased to $6,050.00 per month when you relocate to Dallas on July 1, 1995.

          3. You will be eligible for a Bonus for 1995 based on Viewpoint's performance to 1995 plan and you achieving pre defined MBO's. For the period February 1 through July 31, 1995, you will be eligible for a bonus of $10,000 for successfully implementing five MBO's - these written MBO's will be defined by Peter W. Craine prior to your start date.

          4. You will be entitled to participate in the Company's standard benefits plans applicable to all employees, to be described in the forthcoming MMAC Outline of Benefits. As a VP you will be entitled to 3 weeks vacation.

          5. MMAC will recommend to its Board of Directors that you be granted an option pursuant to the Company's 1994 Stock Option Plan to purchase 20,000 shares of MMAC Common Stock, each such option vesting 12/60 of the shares on the date which is one year from the date of grant and 1/60 of the shares each month thereafter, such that all of the shares are fully vested five years from the date of grant. The initial 20,000 shares will be at the fair market value per share as determined on the date of grant by the Board of Directors. MMAC will recommend to the Board of Directors that you be granted an additional option to purchase 15,000 shares after MMAC's Initial Public Offering.

          6. Through June 30, 1995 you will be compensated for travel incidental to commuting from Huntsville to Dallas prior to your permanent relocation to Dallas.

          7. Your employment with the Company will be "at will" and may be terminated by you or the Company at any time, for any reason or no reason. By accepting this offer of employment, you accept employment on such terms.

          This offer is contingent upon compliance with the Immigration Reform and Control Act of 1986, which requires MMAC to verify that each employee hired is legally entitled to work in the United States. Enclosed is a copy of the Employment Verification Form I-9, with instructions, as required by such Act. Please review and execute this document and be prepared to bring the appropriate documentation on the day you first report to work.

          This offer is further contingent upon your execution of an employment proprietary information agreement in the standard form utilized by the Company for its employees. Such agreement, a copy of which is enclosed, provides generally that the Company shall own all proprietary rights you develop while employed by the Company, and contains certain non-competition and non-solicitation agreements.

          Furthermore, the terms and conditions of your employment agreement are considered confidential and are not to be discussed with anyone but your immediate superior and Officers of the Company.

          David, we look forward to working with you. If you have any questions, please call me at (214) 488-7104. Please indicate your acceptance by signing and returning to be a copy of this letter.

                                            Sincerely,

                                            Multimedia Access Corporation


                                            By:  /s/ Michael K. Nissenbaum (CFO)
                                                --------------------------------
                                                 Peter W. Craine
                                                 Senior VP, Sales & Marketing

Accept By:


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A. David Boomstein

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Date


cc: Glenn Norem - CEO